Columbia Bank Appoints Manesh Prabu as
Executive Vice President, Chief Information Officer

FAIR LAWN, NJ October 12, 2022 — Columbia Bank is pleased to welcome Manesh Prabhu as Executive Vice President, Chief Information Officer, effective immediately. In his role, Mr. Prabhu is responsible for Information Systems and Digital Banking.

Mr. Prabhu has over 20 years of experience at leading institutions including Peoples United Bank N.A. Most recently, he held the title of Chief Technology Officer where he led the IT strategy and technology transformation for People's United. Through his nearly 20-year tenure and senior leadership roles at People’s United, Manesh led enterprise architecture, data architecture, IT governance, business intelligence, marketing analytics, and data quality with a heavy focus on digital transformation.

“As Columbia Bank continues on its journey to be the preeminent bank of New Jersey, leveraging and investing in technology plays a critical role in improving processes, expanding services and ultimately, giving our team more time to do what they do best – servicing our clients,” said Thomas J. Kemly, President and CEO of Columbia Bank. “Please join me in welcoming Manesh to Columbia Bank.”

Manesh holds an MBA from Thiagarajar School of Management (TSM) – Madurai Kamaraj University in India and a Bachelor of Technology in Electrical & Electronics Engineering from Rajiv Gandhi Institute of Technology (RIT) - Mahatma Gandhi University in India.

Mr. Prabhu currently resides in Orange, CT with his wife and two children.

About Columbia Bank

Founded in 1927 and headquartered in Fair Lawn, NJ, Columbia Bank has more than 60 full-service branch networks spanning the state of New Jersey, an asset base of approximately $9.8 billion. Columbia Bank offers a full suite of consumer and commercial products, including online and mobile banking, localized lending centers as well as title, investment and wealth management services. For more information about Columbia Bank’s complete line of products and services, visit www.ColumbiaBankOnline.com. Follow Columbia Bank on: Facebook, Instagram, Twitter, YouTube & Linked In.